Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 117,989.00	0.0001381	$ 16.29
Fees Previously Paid
	Total Transaction Valuation:	$ 117,989.00
	Total Fees Due for Filing:			$ 16.29
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 16.29
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 15,986 shares of common stock, par value $0.001 per share, of Hancock Park Corporate Income, Inc. at a price equal to $7.39 per share, which represents the Registrant's net asset value as of February 18, 2026. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, equals 0.00013810% of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A